Orchard Series Fund, Inc. Special Meeting of Shareholders (UNAUDITED)


A Special Meeting of Shareholders was held on March 30, 2001 at 8525 East Orchard Road, Greenwood Village, Colorado for the following purposes:

1. Approval of a change of the sub-classification from diversified to non-diversified for the following portfolios: Orchard S&P 500(R) Index, Orchard Nasdaq-100(R) Index, Orchard DJIASM Index and Orchard Index 600 Funds. The votes cast in this matter were:

                                For               59,473,986.79
                                Against               23,670.76

2. Approval of the adoption of a new sub-advisory agreement appointing Barclays Global Fund Advisors as Sub-advisor for the following portfolios: Orchard S&P 500(R) Index, Orchard Nasdaq-100(R) Index, Orchard DJIASM Index and Orchard Index 600 Funds. The votes cast in this matter were:

                                For               59,480,250.37
                                Against               17,483.20

3. Approval of a change in the fundamental investment limitation concerning industry concentration for the following portfolios: Orchard S&P 500(R) Index, Orchard Nasdaq-100(R) Index, Orchard DJIASM Index and Orchard Index 600 Funds. The number of votes cast in this matter were:

                                For               59,477,718.39
                                Against               18,747.80